Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

March 31, 2009

The balances in the sub-accounts on deposit with the trustee as of the above date were:

	Series 2003-1	Series 2004-1
General Sub-Account	$8,650,535.89	$34,133,657.79
Capital Sub-Account	$2,343,799.62	$3,949,828.70
Overcollateralization Sub-Account	$7.38	$476,434.66
Reserve Sub-Account	$1.48	$72.16

REP Deposit Account *	$9,087,423.32

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.